GEORGE STEWART, CPA

316 17TH AVENUE SOUTH

SEATTLE, WASHINGTON 98144

(206) 328-8554 FAX(206) 328-0383

To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of our report on the Financial Statements of Wishbone Pet Products Inc. as of April 30, 2016 and 2015, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in this registration statement.

Very Truly Yours,

/S/ George Stewart

George Stewart, CPA

May 12, 2017